Exhibit No. (12)

                  KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN MILLIONS)


                                                       Year  Ended  December  31
                                            ------------------------------------------------
                                             1995(a)   1996(b)   1997(c)   1998(d)   1999(e)
                                            --------  --------  --------  --------  --------

Consolidated Companies
  Income before income taxes. . . . . . . . . . $730.1  $1,507.4  $1,352.7  $1,523.3  $2,251.7
  Interest expense. . . . . . . . . . . . . . .  245.5     186.7     164.8     198.7     213.1
  Interest factor in rent expense . . . . . . .   36.1      45.7      49.8      52.3      50.5
  Amortization of capitalized interest. . . . .    9.7       8.6       9.0       9.4      10.0

Equity Affiliates
  Share of 50%-owned:
     Income before income taxes . . . . . . . .   40.6      49.3      51.2      47.6      43.4
     Interest expense . . . . . . . . . . . . .   18.5       9.5       7.1       9.9       8.0
     Interest factor in rent expense. . . . . .     .8        .7        .7       1.2        .9
     Amortization of capitalized interest . . .     .7        .7        .6        .5        .6
  Distributed income of less than 50%-owned . .   25.1      48.4      62.5      98.1      88.0
                                                --------  --------  --------  --------  --------

Earnings. . . . . . . . . . . . . . . . . . . . $1,107.1  $1,857.0  $1,698.4  $1,941.0  $2,666.2
                                                ========  ========  ========  ========  ========

Consolidated Companies
  Interest expense . . . . . . . . . . . . . .    $245.5    $186.7    $164.8    $198.7    $213.1
  Capitalized interest . . . . . . . . . . . .       8.8      13.9      17.0      12.4      12.9
  Interest factor in rent expense. . . . . . .      36.1      45.7      49.8      52.3      50.5

Equity Affiliates
  Share of 50%-owned:
     Interest and capitalized interest . . . .      18.9       9.5       7.5      10.0       8.1
     Interest factor in rent expense . . . . .        .8        .7        .7       1.2        .9
                                                --------  --------  --------  --------  --------

Fixed Charges. . . . . . . . . . . . . . . . .    $310.1    $256.5    $239.8    $274.6    $285.5
                                                ========  ========  ========  ========  ========

Ratio of earnings to fixed charges . . . . . .      3.57      7.24      7.08      7.07      9.34
                                                ========  ========  ========  ========  ========



Note: The Corporation has provided Midwest Express Airlines, Inc., its former commercial airline subsidiary, with a five-year $20 million secondary revolving credit facility for use in the event Midwest Express does not have amounts available for borrowing under its revolving bank credit facility. No drawings have been made on this facility which expires on September 27, 2000. The Corporation is contingently liable as guarantor, or directly liable as the original obligor, for certain debt and lease obligations of S.D. Warren Company, which was sold in December 1994. The buyer provided the Corporation with a letter of credit from a major financial institution guaranteeing repayment of these obligations. No losses are expected from these arrangements and they have not been included in the computation of earnings to fixed charges.

(a) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include the following pretax items: $814.3 million of charges for business improvement and other programs, $21.7 million of net unusual charges and $(126.6) of net gains on asset disposals. Excluding these items, the ratio of earnings to fixed charges was 5.86.

(b) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include the following pretax items: $429.9 million of charges for business improvement and other programs and $(93.6) of gains on asset disposals. Excluding these items, the ratio of earnings to fixed charges was 8.55.

(c) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include the following pretax items: $478.3 million of charges for business improvement and other programs and $(26.5) of a gain on an asset disposal. Excluding these items, the ratio of earnings to fixed charges was 8.97.

(d) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include the following pretax items: $377.8 million of charges for business improvement and other programs, $42.3 million of Mobile pulp mill fees and related severances and $(140.0) of a gain on an asset disposal. Excluding these items, the ratio of earnings to fixed charges was 8.09.

(e) Income before income taxes for consolidated companies and the ratio of earnings to fixed charges include the following pretax items: $47.8 million of charges for business improvement and other programs, $22.6 million of business integration and other costs, $9.0 million of Mobile pulp mill fees and related severances and $(176.7) of gains on asset disposals. Excluding these items, the ratio of earnings to fixed charges was 9.00.